EXHIBIT 10.3

AMENDMENT

TO

EMPLOYMENT AGREEMENT

March 4, 2009

Par Pharmaceutical, Inc. (“Employer”) and Thomas Haughey (“Executive”) are parties to an Employment Agreement, dated March 4, 2008 (the “Employment Agreement”).  Employer and Executive wish to amend the Employment Agreement, as set forth herein (the “Amendment”) and effective as of the date set forth above (the “Amendment Date”).  Capitalized terms used but not otherwise defined in this Amendment shall have the same meanings as in the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration and intending to be legally bound hereby, the parties amend the Employment Agreement as follows:

1.

Section 3.3.7 of the Agreement is amended by deleting the last sentence of each of subsections (a), (b) and (c) of Section 3.3.7 and adding a new subsection (e) to read as follows:

(e)

Notwithstanding the provisions of Section 3.3.7(b) above, with respect to any equity awards granted to Executive after December 31, 2008, in the event the Employment Term is terminated (i) by Employer pursuant to Section 3.2.5 hereof and such termination is not related to “Poor Performance” (as defined below), or (ii) by Executive pursuant to Section 3.2.6 hereof, then all equity awards theretofore granted to Executive shall thereupon vest and, with respect to any outstanding option awards, Executive shall have three (3) months from such date (or such longer period of time as may be provided in the applicable Equity Award Agreement) to exercise any vested options; provided, however, that the relevant equity award plan remains in effect and such equity awards shall not have otherwise expired in accordance with the terms thereof.  For purposes of this Agreement, “Poor Performance” shall mean Executive’s consistent failure to meet reasonable performance expectations and goals which are established by Employer and communicated to Executive (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that termination for Poor Performance shall not be effective unless at least 30 days prior to such termination Executive shall have received written notice from the Chief Executive Officer or the Board which specifically identifies the manner in which Executive has not met the prescribed performance expectations and goals and Executive shall not have corrected such failure or made substantial and material progress in correcting such failure to the satisfaction of the Chief Executive Officer or the Board.

* * * * *

Except as expressly amended hereby, the Employment Agreement remains in full force and effect in accordance with its terms.  Notwithstanding the foregoing, to the extent that there is any inconsistency between the provisions of the Employment Agreement and this Amendment, the provisions of this Amendment shall control.  This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be wholly performed therein.

IN WITNESS WHEREOF, the parties have executed this Amendment on March 4, 2009.

PAR PHARMACEUTICAL, INC.

By:

/s/ Stephen Montalto

        Name: Stephen Montalto

        Title:  Senior Vice President,

       Human Resources

EXECUTIVE

/s/ Thomas Haughey

Thomas Haughey